Exhibit 1(k)

BLACKROCK FOCUS GROWTH FUND, INC.

ARTICLES SUPPLEMENTARY

BLACKROCK FOCUS GROWTH FUND, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation is registered as an open-ended company under the Investment Company Act of 1940, as amended, with the authority to issue Seven Hundred Million (700,000,000) shares of capital stock as follows:

Classes	Number of Authorized Shares
Investor A Common Stock	100,000,000
Investor C Common Stock	200,000,000
Institutional Common Stock	100,000,000
Total:	400,000,000

The remainder of the authorized capital stock of the Corporation, Three Hundred Million (300,000,000) shares, is not designated or classified as to any class or series. All shares of capital stock of the Corporation have a par value of Ten Cents ($0.10) per share and an aggregate par value of Seventy Million Dollars ($70,000,000).

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-105(c) of the Maryland General Corporation Law and the Corporation’s charter, the Board of Directors hereby classifies One Hundred Million (100,000,000) authorized but unissued shares of the Corporation’s common stock, without designation as to class or series, as Class K Common Stock, a new class of capital stock described below.

THIRD: The preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of Class K Common Stock are as follows:

The Class K Common Stock of the Corporation shall represent the same interest in the Corporation and have identical preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption as all other classes of capital stock of the Corporation, except as otherwise set forth in the charter of the Corporation and further except that: (i) expenses related to the stockholder servicing of the Class K Common Stock shall be borne solely by such class and such class shall have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class; and (ii) such stockholder servicing expenses borne solely by Class K Common Stock shall be appropriately reflected (in the manner determined by the Board of Directors of the Corporation) in the net asset value, dividends, distribution, and liquidation rights of the shares of such class.

FOURTH: After the classification of authorized but unissued shares of capital stock of the Corporation as set forth herein, the Corporation will have the authority to issue Seven Hundred Million (700,000,000) shares of capital stock as follows:

Classes	Number of Authorized Shares
Investor A Common Stock	100,000,000
Investor C Common Stock	200,000,000
Institutional Common Stock	100,000,000
Class K Common Stock	100,000,000
Total:	500,000,000

The remainder of the authorized capital stock of the Corporation, Two Hundred Million (200,000,000) shares, is not designated or classified as to any class or series. All shares of capital stock of the Corporation have a par value of Ten Cents ($0.10) per share and an aggregate par value of Seventy Million Dollars ($70,000,000).

FIFTH: All of the shares of the Corporation’s capital stock continue to have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as currently set forth in the Corporation’s charter.

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IN WITNESS WHEREOF, BLACKROCK FOCUS GROWTH FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 29th day of July 2019.

ATTEST:	BLACKROCK FOCUS GROWTH FUND, INC.

/s/ Benjamin Archibald	By:	/s/ John M. Perlowski
Benjamin Archibald		John M. Perlowski
Secretary		President and Chief Executive Officer